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                                 STOCK AGREEMENT
                                  by and among
                          D.C. OVERNIGHT PARTNERS, L.P.
                   a District of Columbia limited partnership
                               as Stock Purchaser

                                       and

                        STARWOOD HOTELS & RESORTS TRUST,
                     a Maryland real estate investment trust

                                       and

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,
                             a Maryland corporation,

                          Dated as of January 15, 1998
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                                 STOCK AGREEMENT

            THIS STOCK AGREEMENT (this "Agreement") is entered into as of January 15, 1998 (the "Closing Date") by and between D.C. OVERNIGHT PARTNERS, L.P., a District of Columbia limted partnership, ("Stock Purchaser"), STARWOOD HOTELS & RESORTS TRUST, a Maryland real estate investment trust (the "Trust"), and STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (the "Corporation", and, with the Trust, "Starwood Lodging").

                                 R E C I T A L S

            A. Stock Purchaser has agreed to acquire from Starwood Lodging, and Starwood Lodging has agreed to issue and deliver to Stock Purchaser, Paired Shares in partial consideration for certain assets owned by Stock Purchaser.

            B. The parties desire to enter into this Agreement in order to set forth certain terms and conditions under which the Paired Shares are to be issued to and held by Stock Purchaser.

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Starwood Lodging and Stock Purchaser agree as follows:

                                    SECTION 1
                                   DEFINITIONS

      1.1   Defined Terms.

            "Accredited Investor" shall have the meaning ascribed to that term in Rule 501 promulgated by the SEC under the Securities Act.

            "Affiliate" shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person.

            "Applicable Percentage" shall mean: (a) if Starwood Lodging delivers Registered Shares to Stock Purchaser pursuant to Section 2.1 hereof, 100% and
(b) if Starwood Lodging delivers Unregistered Shares pursuant to Section 2.1 hereof, 91.95%.

            "Business Day" shall mean any day on which the New York Stock Exchange is open for business.

            "Closing Date" shall mean the date hereof.

            "Equity Value" shall mean One Million Six Hundred Fifty-Five Thousand One Hundred Dollars ($1,655,100), divided by the Applicable Percentage, rounded to the nearest whole number.

            "ITT Closing" shall have the meaning set forth in the Registration Rights Agreement.
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            "Joinder Agreement" means an agreement to be bound by this Agreement in the form of Attachment A hereto.

            "LIBOR" means the average of the interbank offered rates for three-month dollar deposits in the London market based on quotations at five (5) major banks, as published from time to time in The Wall Street Journal. If The Wall Street Journal ceases to publish such a compilation of interbank offered rates, or if The Wall Street Journal ceases to be published, then Starwood Lodging shall propose a substitute method of determining the interest rate generally known as the three-month LIBOR rate, which method, absent manifest error, shall be binding on all holders of the Subject Shares and Starwood Lodging.

            "Lock Price" shall mean the Market Price as of the Closing Date, provided, however, that in the event that, at any time during the period between December 30, 1997 and the Settlement Date, the Corporation or the Trust effects any reclassification, stock split or stock dividend with respect to their stock, any change or conversion of stock into other securities, or any other dividend or distribution with respect to the Paired Shares, other than (i) dividends contemplated by the Starwood Lodging Disclosure in effect as of December 30, 1997, or (ii) dividends in the aggregate not to exceed the greater of (a) the current rate (as of December 30, 1997) of their dividends (together with any increases in such rate in the ordinary course) and (b) the Trust's "real estate investment taxable income" (as such term is defined for purposes of the Internal Revenue Code) without regard to any net capital gains or the deduction for dividends paid, appropriate and proportionate adjustments shall be made to the Lock Price.

            "Market Price" shall mean, as of any date, the average closing prices of the Paired Shares on the New York Stock Exchange during the ten consecutive Business Days immediately preceding such date.

            "Open Market Sale" means one or more sales of Stock Agreements Shares (including "short sales" initiated with the intention of delivering Stock Agreements Shares) made or proposed to be made by placing one or more sale orders or offers to sell with one or more securities brokers or dealers with a view toward the consummation of one or more sale transactions that are required to be, or that actually are, reported to the New York Stock Exchange or the National Association of Securities Dealers.

            "Orderly Market Disposition" means the sale of Stock Agreements Shares by placing one or more sell orders with one or more securities brokers or dealers with a view toward the disposition in the market of such Stock Agreements Shares.

            "Other Stock Agreements" shall mean, collectively, (i) that certain Stock Agreement, dated as of January 15, 1998, among Savanah Limited Partnership, as stock purchaser, and Starwood Lodging, (ii) that certain Stock Agreement, dated as of January 15, 1998, among New Remington Partners, as stock purchaser, and Starwood Lodging, and (iii) that certain Stock Agreement, dated as of January 15, 1998, among N.Y. Overnight Partners, L.P., as stock purchaser, and Starwood Lodging.

            "Paired Shares" shall mean one share of beneficial interest, par value $.01 per share, of the Trust, and one share of common stock, par value $.01 per share, of the Corporation that are subject to the Pairing Agreement. For purposes of calculating the number of Paired Shares to be delivered hereunder, each pair of the shares of the stock of the Trust and the Corporation shall be considered one share.


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            "Pairing Agreement" shall mean the Pairing Agreement dated as of
June 25, 1980, as amended, between the Trust and the Corporation providing, in relevant part, for the pairing of all outstanding shares of the Corporation and the Trust.

            "Payment Rights" shall have the meaning set forth in Section 5 hereof.

            "Person" shall have the meaning set forth in the Registration Rights Agreement.

            "Proposed Disposition Shares" shall have the meaning set forth in
Section 3 hereof.

            "Put Price" and "Put Right" shall have the meaning set forth in
Section 2.4 hereof.

            "Registered Shares" means Subject Shares the issuance of which to Stock Purchaser has been registered under the Securities Act.

            "Registration Rights Agreement" means the Registration Rights Agreement by and among Stock Purchaser, the Trust and the Corporation in the form of Attachment B hereto.

            "Registration Statement" shall have the meaning set forth in the Registration Rights Agreement.

            "Required Effectiveness Date" shall have the meaning set forth in the Registration Rights Agreement.

            "Response Date" shall have the meaning set forth in Section 3 hereof.

            "Restricted Group" shall mean two (2) or more Restricted Holders acting in concert or under common direction.

            "Restricted Holder" shall mean Stock Purchaser and any other Person who shall have acquired any Stock Agreements Shares in a Transfer not constituting an Open Market Sale. A Restricted Holder shall not include any Person who shall have acquired any Stock Agreements Shares in a Transfer not constituting an Open Market Sale if such Transfer occurs after the first Open Market Sale of such Stock Agreements Shares.

            "Sale Notice" shall have the meaning set forth in Section 3 hereof.

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "SEC Documents" means all documents required to have been filed by the Trust or the Corporation with the SEC since January 1, 1996 and through the date hereof.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Settlement Date" shall mean, if Starwood Lodging shall deliver Unregistered Shares pursuant to Section 2.1 hereof, the date on which Starwood Lodging or its counsel shall notify Stock Purchaser that (i) the Registration Statement has been declared effective by the SEC, (ii) that the Subject Shares have been registered, on the terms and subject to the provisions of the Registration Rights Agreement, for Transfer by the selling shareholders named therein in Open Market Sales and in such other manner as is provided in the Registration Statement, and (iii) that Starwood Lodging has


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completed all deliveries and other actions required to enable trading of the
Subject Shares on the New York Stock Exchange; provided, however, that if such notice is given later than 1:00 PM Eastern Time, the Settlement Date shall be deemed for all purposes to occur on the Business Day following the date of such notice.

            "Starwood Lodging Disclosure" shall mean, collectively, the Form S-3 filed by the Corporation and the Trust with the SEC on November 12, 1997, and the Form S-4 filed by the Corporation and the Trust with the SEC on November 20, 1997, as the same has been or may hereafter be amended by any filing with the SEC made by the Trust or the Corporation.

            "Stock Agreements Shares" shall mean the aggregate of the Subject Shares and the other Paired Shares delivered pursuant to the Other Stock Agreements.

            "Stock Purchaser Affiliates" shall have the meaning set forth in
Section 6.1 hereof.

            "Subject Shares" means the 32,291 Paired Shares delivered by Starwood Lodging pursuant to Section 2.1 hereof.

            "Transfer" shall have the meaning set forth in the Registration Rights Agreement.

            "Transfer Agent" shall mean the transfer agent for the Paired
Shares.

            "Unregistered Shares" means Subject Shares the issuance of which to Stock Purchaser has not been registered under the Securities Act.

            1.2 Other Definitional Provisions. The terms "hereof," "hereto," "hereunder" and similar terms when used in this Agreement shall refer to this Agreement generally, rather than to the section in which such term is used, unless otherwise specifically provided. Unless the context otherwise requires, any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

                                    SECTION 2
                          CALCULATION OF SUBJECT SHARES

            2.1 Calculation of Subject Shares. Starwood Lodging shall deliver to Stock Purchaser on the Closing Date Paired Shares in an amount equal to the Equity Value divided by the Lock Price. Starwood Lodging shall have the option to deliver Registered Shares or Unregistered Shares on the Closing Date.

             2.2 Delivery Requirements for Paired Shares. The Paired Shares to be delivered hereunder shall be properly endorsed and certificated Paired Shares in the amount required to be delivered in accordance with the provisions of this Agreement. If Registered Shares are delivered, such shares shall be unlegended and fully and freely transferable without any consent of, registration with or notice to any Person (except as provided for in Sections 3 and 4 hereof and in the Pairing Agreement). If Unregistered Shares are issued, each certificate evidencing Subject Shares shall be stamped or otherwise imprinted with a legend in substantially the following form (and no other restrictive legends):


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            THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
            UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. THE SALE, PLEDGE OR OTHER TRANSFER OF THIS CERTIFICATE OR THE SHARES EVIDENCED HEREBY IS SUBJECT TO THE TERMS OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF JANUARY 15, 1998 BETWEEN THE ISSUER AND THE HOLDER HEREOF.

There shall be no legend on the Paired Shares reflecting the restrictions in Sections 3 or 4 hereof.

            2.3 Other Deliveries. Concurrently with the delivery of the Paired Shares, Starwood Lodging shall deliver to Stock Purchaser any statements, such as a transfer or conveyance tax forms or returns required by applicable federal or New York law to be executed by Starwood Lodging, as may reasonably be requested by Stock Purchaser in order to effect the delivery of the Subject Shares to Stock Purchaser.

            2.4   Registration Rights and Requirements.

            (a) If Starwood Lodging delivers Unregistered Shares pursuant to
Section 2.1 hereof, Stock Purchaser and Starwood Lodging shall on the Closing Date execute and deliver to each other the Registration Rights Agreement and the parties thereto shall perform their respective obligations thereunder. If Starwood Lodging delivers Registered Shares pursuant to Section 2.1 hereof, the Registration Rights Agreement shall not be executed or delivered and none of the parties shall have any obligations thereunder.

            (b) If Starwood Lodging delivers Unregistered Shares pursuant to
Section 2.1 hereof, and if the Settlement Date shall not have occurred on or before the seventh Business Day after the Required Effectiveness Date, Starwood Lodging shall pay to each Restricted Holder, on the Settlement Date, an amount equal to the "Interest Factor." For each Restricted Holder, the "Interest Factor" shall be an amount equal to the product of (i) LIBOR plus 2% per annum for each day after the seventh Business Day after the Required Effectiveness Date to and including the earlier of the Settlement Date or the date that is 60 days after the Required Effectiveness Date, multiplied by (ii) the Market Price multiplied by the number of Subject Shares held by such Restricted Holder on the date of such payment.

            (c) In the event that the Settlement Date shall not have occurred by the date that is 60 days after the Required Effectiveness Date, each Person who is a Restricted Holder as of such date shall have the non-transferrable right (its "Put Right"), exercisable at any one time for each such Restricted Holder after such 60th day and through the earlier to occur of (i) the Settlement Date, and (ii) the day immediately prior to the first anniversary of the Closing, to "put" some or all of the Subject Shares held by such Restricted Holder to Starwood Lodging for an amount per share equal to the Put Price; provided, however, that the Put Right shall not be exercisable by any Restricted Holder for a number of Subject Shares that is less than the lesser of (i) 100,000, or
(ii) the number of Subject Shares then held by such Restricted Holder. Such right shall be exercised by such Restricted Holder giving Starwood Lodging notice of its election to exercise its Put Right and the number of Subject Shares to be purchased by Starwood Lodging, whereupon Starwood Lodging shall purchase such shares at


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9:00 a.m. (Eastern Time) on the second Business Day following its receipt of such notice, with payment to be delivered (against delivery to Starwood Lodging of such shares free of all rights of other Persons) on the third Business Day thereafter in cash or immediately available funds to such account as such Restricted Holder may designate in such notice. The Put Price shall be the Market Price determined as of the date such notice is given. Starwood Lodging shall have the right to satisfy its obligations under the Put Rights by designating another Person as the purchaser of such shares, and such obligations shall be deemed satisfied upon such other Person's purchase of such shares for the Put Price and at the time and in the manner set forth herein. Such designation shall not affect Starwood Lodging's obligation to pay the Interest Factor as provided herein.

            (d) The Interest Factor and the right of each Restricted Holder to receive the Put Price in the event it elects to exercise its Put Right shall be each Restricted Holder's sole and exclusive monetary remedies arising from Starwood Lodging's failure to cause the Settlement Date to occur on or before the seventh Business Day after the Required Effectiveness Date and shall be deemed liquidated damages in respect of such failure; and each Restricted Holder shall be deemed to have waived its other monetary remedies. However, from and after the seventh Business Day after the Required Effectiveness Date, each Holder shall at all times have such equitable remedies as may be available under applicable law.

                                    SECTION 3
                  NOTICE PROCEDURES REGARDING OPEN MARKET SALE
                           OF STOCK AGREEMENTS SHARES

            3.1 If, at any time any Restricted Holder or Restricted Group elects to Transfer, in an Open Market Sale, more than 100,000 Stock Agreements Shares on any single Business Day (300,000 Stock Agreements Shares from and after the first Business Day after the ITT Closing), prior to executing such Transfer the designated representative of such Restricted Holder or Restricted Group shall provide Starwood Lodging's representative, the Chief Financial Officer of the Trust (or any successor representative identified by a notice given hereunder), with telephonic notice at (602) 852-3900 along with a confirmation of such notice by telefacsimile to Starwood Lodging and Starwood Lodging's additional addressees as provided in Section 7.1 hereof. Such notice (the "Sale Notice") shall indicate the number of Stock Agreements Shares which such Restricted Holder or Restricted Group has determined to Transfer in an Open Market Sale (the "Proposed Disposition Shares") on such day or days and shall comply with
Section 3.5 hereof (if applicable). Such notice shall be deemed given on the Business Day the telephonic notice described above is given so long as such notice is given by 5:00 P.M., Eastern time, on such day; if given after that time, it shall be deemed given on the next Business Day. In the event that, at any time while this Section 3.1 is in effect, the Corporation or the Trust effects any reclassification, stock split or stock dividend with respect to their stock, any change or conversion of stock into other securities, or any other dividend or distribution with respect to the Paired Shares, other than (i) dividends contemplated by the Starwood Lodging Disclosure as in effect on December 30, 1997, or (ii) dividends in the aggregate not to exceed the greater of (a) the current rate (as of December 30, 1997) of their dividends (together with any increases in such rate in the ordinary course) and (b) the Trust's "real estate investment taxable income" (as such term is defined for purposes of the Internal Revenue Code) without regard to any net capital gains or the deduction for dividends paid, appropriate and proportionate adjustments shall be made to the numbers of Stock Agreements Shares set forth in the first sentence of this Section 3.1.

            3.2 No later than noon, Eastern time, on the second Business Day after the Sale Notice is given as described above, Starwood Lodging may provide the representative(s) of such


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Restricted Holder or Restricted Group with telephonic notice, along with a confirmation of such notice to such representatives by telefacsimile, that Starwood Lodging is irrevocably offering to purchase or place all of the Proposed Disposition Shares at a price per share equal to the average of the closing prices on the New York Stock Exchange on the first and second Business Days following the giving of the Sale Notice. Such notice shall be given as provided in Section 3.5 hereof. It shall be a condition to such notice and the consummation of such transaction that such transaction not constitute a violation of Regulation M promulgated by the SEC. If Starwood Lodging fails to make such an offer within such period, it shall have no further rights under this Section 3 with respect to any Orderly Market Disposition by such Restricted Holder or Restricted Group of Stock Agreements Shares up to the amount of the Proposed Disposition Shares that is commenced not later than the seventh Business Day after the Sale Notice is given.

            3.3 If Starwood Lodging duly makes such an offer, such Restricted Holder or Restricted Group shall elect by telephonic notice to Starwood Lodging's representative delivered and confirmed as described above, given by 8:30 a.m. (Eastern Time) on the Business Day following receipt of Starwood Lodging's offer (such day is referred to herein as the "Response Date"), in their sole and absolute discretion, to either (i) proceed with such proposed disposition, in which instance Starwood Lodging shall purchase or place the Proposed Disposition Shares at 9:00 a.m. (Eastern Time), on the Response Date, with payment to be delivered (against delivery to Starwood Lodging of the Proposed Disposition Shares free of all rights of other Persons) on the third Business Day after the Response Date in cash or immediately available funds to such account as such Restricted Holder may designate by notice to Starwood Lodging, or (ii) not to proceed with such proposed disposition, in which instance the Sale Notice shall be withdrawn and such Restricted Holder shall continue to hold the Proposed Disposition Shares subject to the terms of this
Section 3 (to the extent applicable). If such Restricted Holder shall fail to so elect by 8:30 a.m. (Eastern Time) on the Response Date, it shall irrevocably be deemed to have elected not to proceed with such proposed disposition.

            3.4 On the first anniversary of the Settlement Date, the provisions of this Section 3 shall automatically lapse and be of no further force or effect with respect to each Restricted Holder that holds less than 500,000 Stock Agreements Shares (except (i) to the extent that such Restricted Holder acts on or after such date as a member of a Restricted Group that holds in the aggregate 500,000 or more Stock Agreements Shares, and (ii) to the extent such Restricted Holder, either alone or as a member of a Restricted Group, has given or was required to have given Starwood Lodging a Sale Notice prior to such date and as to which the procedures in this Section 3 have not been fully performed).

            3.5 Any notice given by Starwood Lodging pursuant to Section 3.2 hereof to Stock Purchaser shall be given telephonically to Tarek Ayoubi at (310) 229-2929 and by telefacsimile to (310) 229-2927, or to such other telephone and telefacsimile numbers as may be set forth for such purpose in the Sale Notice. Any notice given by Starwood Lodging pursuant to Section 3.2 hereof to any other Restricted Holder or Restricted Group shall be given to the telephone and telefacsimile numbers as may be set forth for such purpose in the Sale Notice, and no Sale Notice from a Restricted Holder other than Stock Purchaser or from any Restricted Group shall be deemed properly given in accordance with Section
3.1 unless such numbers are set forth in such Sale Notice.

            3.6 Time is of the essence in the performance by the parties of their obligations under this Section 3.

                                    SECTION 4


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           TRANSFERS NOT CONSTITUTING AN OPEN MARKET SALE; SHORT SALES

            4.1 Each Restricted Holder covenants and agrees that, as a condition to any Transfer by a such Restricted Holder of Subject Shares in a transaction that does not constitute an Open Market Sale, such Restricted Holder will obtain and deliver to Starwood Lodging a Joinder Agreement duly executed by the transferee or the intended transferee; and any purported Transfer of Subject Shares made in breach of this provision shall be null and void ab initio.

            4.2 Each Restricted Holder covenants and agrees that, prior to the effectiveness of the Registration Statement, it will not "sell short" (as such term is commonly understood in the brokerage industry) any Paired Shares, whether "against the box" or otherwise.

                                    SECTION 5
                                 PAYMENT RIGHTS

            On the Settlement Date, Starwood Lodging shall pay to Stock Purchaser in cash or other immediately available funds an amount equal to the amount, if any, by which the Lock Price exceeds the Market Price as of the Settlement Date, multiplied by the number of Paired Shares delivered by Starwood Lodging to Stock Purchaser hereunder. Stock Purchaser's right to receive the payments from Starwood Lodging described in this section are referred to herein as the "Payment Rights." Pursuant to a written instrument a copy of which is delivered to Starwood Lodging promptly following its execution by Stock Purchaser, Stock Purchaser may distribute to its partners or their shareholders or assign to any other Person all or any portion of the Payment Rights either together with or separately from the Paired Shares delivered hereunder.

                                    SECTION 6
                         REPRESENTATIONS AND WARRANTIES

            6.1 Stock Purchaser represents and warrants to Starwood Lodging as follows:

            (a) Stock Purchaser has the power and authority to enter into this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder. The execution and delivery hereof and thereof and the performance by Stock Purchaser of its obligations hereunder and thereunder will not violate or constitute an event of default under any material term or material provision of any agreement, document, instrument, judgment, order or decree to which Stock Purchaser is a party or by which it is bound, or violate any law, rule or regulation the violation of which would have a material adverse effect upon the principal benefits intended to be provided under this Agreement or the Registration Rights Agreement.

            (b) The individuals executing this Agreement and the Registration Rights Agreement on behalf of Stock Purchaser have the legal power, right and actual authority to bind Stock Purchaser to the terms and conditions hereof and thereof. Each of this Agreement and the Registration Rights Agreement is a valid and binding obligation of Stock Purchaser, enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

            (c) Stock Purchaser is acquiring the Subject Shares to be issued to it for investment, solely for the account of itself, on behalf of its partners and Persons who are stockholders


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of such partners, or on behalf of certain Persons each of whom is both an
Affiliate of a partner of Stock Purchaser and a creditor of Stock Purchaser (collectively, such partners and other Persons the "Stock Purchaser Affiliates"). Neither Stock Purchaser nor any of the Affiliates of Stock Purchaser is acquiring Subject Shares with a view to or for sale in connection with any distribution of such Subject Shares in violation of applicable securities laws.

            (d) Stock Purchaser and each of the Stock Purchaser Affiliates is an Accredited Investor.

            (e) Stock Purchaser has obtained and reviewed the Starwood Lodging Disclosure and the SEC Documents that have been filed with the SEC through the date hereof.

            6.2 By its execution of its Joinder Agreement, each Restricted Holder other than Stock Purchaser shall be deemed to have represented and warranted to Starwood Lodging, as of the date of its delivery of such Joinder Agreement, as follows:

            (a) Such Restricted Holder has the power and authority to enter into this Agreement, the Registration Rights Agreement and its Joinder Agreement and to perform its obligations hereunder and thereunder. The execution and delivery hereof and thereof and the performance by such Restricted Holder of its obligations hereunder and thereunder will not violate or constitute an event of default under any material term or material provision of any agreement, document, instrument, judgment, order or decree to which such Restricted Holder is a party or by which it is bound, or violate any law, rule or regulation the violation of which would have a material adverse effect upon the principal benefits intended to be provided under this Agreement or the Registration Rights Agreement.

            (b) The individuals executing this Agreement, the Registration Rights Agreement and its Joinder Agreement on behalf of such Restricted Holder have the legal power, right and actual authority to bind such Restricted Holder to the terms and conditions hereof and thereof. Each of this Agreement, the Registration Rights Agreement and its Joinder Agreement is a valid and binding obligation of such Restricted Holder, enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

            (c) Such Restricted Holder is acquiring the Subject Shares Transferred or to be Transferred to it for investment, solely for the account of itself and not with a view to or for sale in connection with any distribution of such Subject Shares in violation of applicable securities laws; provided, however, that if such Restricted Holder is Stock Purchaser Affiliate, such Restricted Holder may acquire the Subject Shares on behalf of Persons who are stockholders of such Restricted Holder if each of such Persons is an Accredited Investor.

            (d)   Such Restricted Holder is an Accredited Investor.

            (e) Such Restricted Holder has had the opportunity, prior to making the determination to acquire any Subject Shares, to obtain and review the Starwood Lodging Disclosure and the SEC Documents that have been filed with the SEC through the date of the execution of such Restricted Holder's Joinder Agreement.

            6.3 The Trust hereby represents and warrants to Stock Purchaser as follows:


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            (a) The Trust has the power and authority to enter into this
Agreement and the Registration Rights Agreement and to consummate the transactions herein contemplated; neither the execution and delivery of this Agreement or the Registration Rights Agreement by the Trust, nor the performance by the Trust of the Trust's obligations hereunder or thereunder will violate or constitute an event of default under any material terms or material provisions of any agreement, document, instrument, judgment, order or decree to which the Trust is a party or by which the Trust is bound, or violate any law, rule or regulation the violation of which would have a material adverse effect upon the principal benefits intended to be provided under this Agreement or the Registration Rights Agreement.

            (b) The individuals executing this Agreement and the Registration Rights Agreement and the documents referenced herein on behalf of the Trust have the legal power, right and actual authority to bind the Trust to the terms and conditions hereof. This Agreement and the Registration Rights Agreement is a valid and binding obligation of Trust, enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

            (c) All Paired Shares to be delivered in accordance with Section 2.1 hereof will, when so issued, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be paired with each other in the same ratio as all other shares are paired with each other pursuant to the Pairing Agreement.

            (d) The Trust has filed all of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of applicable law, and, at the respective times they were filed, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Trust included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the consolidated financial position of the Trust and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the SEC Documents or as required by generally accepted accounting principles, the Trust has not, since December 31, 1996, made any change in the accounting practices or policies applied in the preparation of their financial statements.

            (e) Except as disclosed in the SEC Documents or the Starwood Lodging Disclosure, since December 31, 1996 and through the date hereof, (i) there have not been any events, changes or developments that, individually or in the aggregate, have had or would reasonably be expected to have, a material adverse change in or effect on the financial condition, properties, business, results of operations or prospects of the Trust and its subsidiaries taken as a whole, or
(ii) there has not been any split, combination or reclassification of any of the capital stock or units of the Trust or its operating partnership or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of such capital stock.

            (f) Except as set forth in the SEC Documents or the Starwood Lodging Disclosure or in a separate writing provided to Stock Purchaser on or before the date hereof, as of the date hereof: there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against or involving the Trust or any of its subsidiaries, or against or involving any of the directors, officers or employees of the Trust or any of its subsidiaries, as such, or any of its or their properties, assets or business that, individually or in the aggregate, have had, or would reasonably be expected to have, a material adverse change in or effect on the financial condition, properties, business, results of operations or prospects of the Trust and its subsidiaries taken as a whole; and there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the knowledge of the Trust, threatened against or involving the Trust or any of its subsidiaries or any of their directors, officers or employees, as such, or any of its or their properties, assets or business that, individually or in the aggregate, have had, or would reasonably be expected to have, a material adverse change in or effect on the financial condition, properties, business, results of operations or prospects of the Trust and its subsidiaries taken as a whole. As of the date hereof, there are no actions, suits or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of the Trust, threatened against or affecting the Trust or any of its subsidiaries or any of their officers, directors or employees, as such, or any of their properties, assets or business relating to the transactions contemplated by this Agreement and the Registration Rights Agreement.

      6.4 The Corporation hereby represents and warrants to Stock Purchaser as follows:

            (a) The Corporation has the power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions herein contemplated; neither the execution and delivery of this Agreement or the Registration Rights Agreement by the Corporation, nor the performance by the Corporation of the Corporation's obligations hereunder or thereunder will violate or constitute an event of default under any material terms or material provisions of any agreement, document, instrument, judgment, order or decree to which the Corporation is a party or by which the Corporation is bound, or violate any law, rule or regulation the violation of which would have a material adverse effect upon the principal benefits intended to be provided under this Agreement or the Registration Rights Agreement.

            (b) The individuals executing this Agreement and the Registration Rights Agreement and the documents referenced herein on behalf of the Corporation have the legal power, right and actual authority to bind the Corporation to the terms and conditions hereof. This Agreement and the Registration Rights Agreement is a valid and binding obligation of Corporation, enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

            (c) All Paired Shares to be delivered in accordance with Section 2.1 hereof will, when so issued, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be paired with each other in the same ratio as all other shares are paired with each other pursuant to the Pairing Agreement.

            (d) The Corporation has filed all of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of applicable law, and, at the respective times they were filed, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the

Corporation included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the consolidated financial position of the Corporation and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the SEC Documents or as required by generally accepted accounting principles, the Corporation has not, since December 31, 1996, made any change in the accounting practices or policies applied in the preparation of their financial statements.

            (e) Except as disclosed in the SEC Documents or the Starwood Lodging Disclosure, since December 31, 1996 and through the date hereof, (i) there have not been any events, changes or developments that, individually or in the aggregate, have had or would reasonably be expected to have, a material adverse change in or effect on the financial condition, properties, business, results of operations or prospects of the Corporation and its subsidiaries taken as a whole, or (ii) there has not been any split, combination or reclassification of any of the capital stock or units of the Corporation or its operating partnership or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of such capital stock.

            (f) Except as set forth in the SEC Documents or the Starwood Lodging Disclosure or in a separate writing provided to Stock Purchaser on or before the date hereof, as of the date hereof: there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against or involving the Corporation or any of its subsidiaries, or against or involving any of the directors, officers or employees of the Corporation or any of its subsidiaries, as such, or any of its or their properties, assets or business that, individually or in the aggregate, have had, or would reasonably be expected to have, a material adverse change in or effect on the financial condition, properties, business, results of operations or prospects of the Corporation and its subsidiaries taken as a whole; and there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the knowledge of the Corporation, threatened against or involving the Corporation or any of its subsidiaries or any of their directors, officers or employees, as such, or any of its or their properties, assets or business that, individually or in the aggregate, have had, or would reasonably be expected to have, a material adverse change in or effect on the financial condition, properties, business, results of operations or prospects of the Corporation and its subsidiaries taken as a whole. As of the date hereof, there are no actions, suits or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation or any of its subsidiaries or any of their officers, directors or employees, as such, or any of their properties, assets or business relating to the transactions contemplated by this Agreement and the Registration Rights Agreement (other than those arising in connection with the Registration Statement or the performance by the Corporation of its obligations under the Registration Rights Agreement).

                                    SECTION 7
                                     NOTICES

            7.1 Addresses. Except for the notices given pursuant to Section 3, whenever any notice, demand or request is required or permitted hereunder, such notice, demand or request shall be made in writing and shall be (a) sent via a nationally recognized overnight courier service fully prepaid, (b) deposited in the United States by mail, registered or certified, return receipt requested, postage prepaid, or (c) sent via telefacsimile, provided that the original of such notice, demand or request shall also be sent via one of the methods described in (a) and (b) above, in each case to the addressees (and individuals) set forth below:

As to Stock Purchaser:

      c/o Al Anwa USA, Inc.
      1925 Century Park East, Suite 1900
      Los Angeles, CA 90067
      Attn: Tarek Ayoubi
      Telefacsimile: (310) 229-2927

      With a copy to Stock Purchaser's additional addressees:

      Morrison & Foerster LLP
      555 West Fifth Street, Suite 3500
      Los Angeles, CA 90013-1024
      Attn: Thomas R. Fileti, Esq.
      Telefacsimile: (213) 892-5454

      Gordon K. Eng, Esq.
      19191 South Vermont Avenue, Suite 420
      Torrance, California 90502
      Telefacsimile: (310) 207-1066

As to Starwood Lodging:

      Starwood Lodging Hotels & Resorts Trust
      2231 E. Camelback Rd., Suite 410
      Phoenix, AZ 85016
      Attn: Ronald C. Brown or Chief Financial Officer
      Telefacsimile: (602) 852-0115

      Starwood Lodging Hotels & Resorts Worldwide, Inc.
      2231 E. Camelback Rd., Suite 400
      Phoenix, AZ 85016
      Attn: Alan M. Schnaid or Vice President

      With a copy to Starwood Lodging's additional addressees:

      Greenberg Traurig Hoffman Lipoff Rosen & Quentel
      153 East 53rd Street
      New York, NY 10022
      Attn: Andrew E. Zobler, Esq.
      Telefacsimile: (212) 223-7161

      Sidley & Austin
      555 West Fifth Street, Suite 4000
      Los Angeles, CA 90013
      Attn: Sherwin L. Samuels, Esq.
            and Kenneth H. Levin, Esq.
      Telefacsimile: (213) 896-6600

If to any Restricted Holder other than Stock Purchaser: to the address and telefacsimile number set forth in such Restricted Holder's Joinder Agreement (or to any other address or telefacsimile number provided to Starwood Lodging in writing pursuant to a notice given by such Restricted Holder pursuant to this
Section 7.1).

            7.2 Receipt of Notices. Any notice, demand or request that shall be delivered to Starwood Lodging and its Additional Addressee in the manner aforesaid shall be deemed sufficiently given to and received by Starwood Lodging for all purposes hereunder, and any notice, demand or request that shall be delivered to Stock Purchaser and its Additional Addressee in the manner aforesaid shall be deemed sufficiently given to and received by Stock Purchaser for all purposes hereunder (i) the next business day following the day such notice, demand or request is delivered by a nationally recognized overnight courier service fully prepaid, to such party and its Additional Addressee, (ii) if sent via registered or certified mail, at the time of receipt by such party and its Additional Addressee, or (iii) if sent via telefacsimile, as of the date and time stated upon confirmation reports generated by the sending party's telefacsimile machine confirming the delivery of such notice, demand or request to such party and its Additional Addressee.

            7.3 Refusal of Delivery. The inability to deliver any notice, demand or request because the individual to whom it is properly addressed in accordance with this Section 7 refused delivery thereof or no longer can be located at that address shall constitute delivery thereof to such individual.

            7.4 Change of Address. Each party shall have the right from time to time to designate by written notice to the other parties hereto such other Person or Persons and such other place or places as said party may desire written notices to be delivered or sent in accordance herewith.

                                    SECTION 8
                               GENERAL PROVISIONS

            8.1 Amendment. No provision of this Agreement or of any documents or instrument entered into, given or made pursuant to this Agreement may be amended, changed, waived, discharged or terminated except by an instrument in writing, signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

            8.2 Time of Essence. All times provided for in this Agreement for the performance of any act will be strictly construed, time being of the essence.

            8.3 Entire Agreement. This Agreement and other documents delivered pursuant to this Agreement set forth the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention with respect to the subject matter hereof has been made by Stock

Purchaser or Starwood Lodging which is not embodied in this Agreement, and neither Starwood Lodging nor Stock Purchaser shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

            8.4 No Waiver. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder shall constitute a waiver of any party's right to demand strict compliance with the terms of this Agreement.

            8.5 Counterparts. This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages.

            8.6 Costs and Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, default, or misrepresentation in connection with any of the provisions of this Agreement the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, charges and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

            8.7 Payments; Interests. Except as otherwise provided herein, payment of all amounts required by the terms of this Agreement shall be made in the United States and in immediately available funds of the United States of America which, at the time of payment, is accepted for the payment of all public and private obligations and debts. If any payment due under this Agreement is not paid when due, it shall thereafter bear interest at a variable rate equal to the rate announced from time to time by Citibank, N.A. as its prime or reference rate, plus five percent (5%) per annum, but in no event more than the maximum rate, if any, allowed by law to be charged by the party receiving the interest on such type of indebtedness.

            8.8 Parties in Interest. The rights and obligations of the parties hereto shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and the legal representatives of their respective estates. However, none of Stock Purchaser's rights under this Agreement shall be assignable except (i) in the case of the Payment Rights, as provided in Section 5 hereof, and (ii) in the case of all other rights of Stock Purchaser or another Restricted Holder, to a transferee of Subject Shares in a transaction not constituting an Open Market Sale if such transferee delivers a Joinder Agreement in compliance with Section 4 hereof. Nothing in this Agreement is intended to confer any right or remedy under this Agreement on any Person other than the parties to this Agreement and their respective successors and assigns, or to relieve or discharge the obligation or liability of any Person to any party to this Agreement or to give any Person any right of subrogation or action over or against any party to this Agreement.

            8.9 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict-of-law rules and principles of that state.

            8.10 Incorporation of Recitals. The recitals of this Agreement are incorporated into and made a part of this Agreement.

            8.11 Construction of Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Headings at the beginning of sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa. As used in this Agreement, the term "Stock Purchaser" shall include the respective permitted successors and assigns of Stock Purchaser, and the term "Starwood Lodging" shall include the permitted successors and assigns of Starwood Lodging, if any.

            8.12 Severability. If any term or provision of this Agreement is determined to be illegal, unconscionable or unenforceable, all of the other terms, provisions and sections hereof will nevertheless remain effective and be in force to the fullest extent permitted by law.

            8.13 Further Assurances. Starwood Lodging and Stock Purchaser agree to execute upon the request of the other party such instruments and take such actions as may be reasonably necessary to carry out the provisions of this Agreement provided that no material additional cost or liability shall incurred thereby by the party of whom such request is made.

            8.14 Starwood Hotels & Resorts Trust. The parties hereto understand and agree that the name "Starwood Hotels & Resorts Trust" is a designation of the Trust and its trustees (as trustees but not personally) under the Trust's Declaration of Trust, and all persons dealing with the Trust shall look solely to the Trust's assets for the enforcement of any claims against the Trust, and that the Trustees, officers, agents and security holders of the Trust assume no personal liability for obligations entered into on behalf of the Trust, and their respective individual assets shall not be subject to the claims of any person relating to such obligations.

            IN WITNESS WHEREOF, Starwood Lodging and Stock Purchaser have caused this Agreement to be executed as of the day and year first above written.

                               "Stock Purchaser"

                               D.C. OVERNIGHT PARTNERS, L.P.,
                               a District of Columbia limited partnership

                               By: D.C. OVERNIGHT, INC., a District of Columbia
                                   corporation, its sole General Partner


                                   By: /s/ Tarek Ayoubi
                                       --------------------------------
                                       Tarek Ayoubi
                                       President

                               "Starwood Lodging"

                               STARWOOD HOTELS & RESORTS TRUST,
                               a Maryland real estate investment trust


                               By: /s/ Steven R. Goldman
                                   --------------------------------
                                   Steven R. Goldman
                                   Senior Vice President

                               STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation


                               By: /s/ Nir E. Margalit
                                   --------------------------------
                                   Nir E. Margalit
                                   Secretary

                                                                    ATTACHMENT A

                                                              to Stock Agreement

                              AGREEMENT TO BE BOUND
                             BY THE STOCK AGREEMENT
                               (JOINDER AGREEMENT)

            The undersigned, being the transferee or the intended transferee of ________________ Paired Shares (the "Subject Shares") of Starwood Hotels & Resorts Trust, a Maryland real estate investment trust, and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (together, the "Company"), as a condition to the transfer to and acquisition by the undersigned of such Subject Shares, acknowledges that certain sales or other transfers of such Subject Shares are governed by the Stock Agreement (the "Stock Agreement"), dated as of January 15, 1998, initially among the Company and D.C. Overnight Partners, L.P., and the undersigned hereby (1) acknowledges receipt of a copy of the Stock Agreement, and (2) agrees to be bound as a "Restricted Holder" by the terms of the Stock Agreement, as the same has been or may be amended from time to time (including without limitation the representations and warranties of the undersigned set forth therein that will be deemed made by virtue hereof).

            The undersigned is hereby advised that the Subject Shares have not been registered under the Securities Act of 1933 and in such event cannot be resold unless they are registered under said act or unless an exemption from registration under said act is available.

            The following is the undersigned's representative and such representative's address, telephone number and fax number for all purposes under the Stock Agreement:

                  _________________________________

                  _________________________________

                  _________________________________


            Agreed to this ____ day of __________, ____.


                                    ---------------------------------


                                    By:
                                        _____________________________
                                    Its:
                                        _____________________________